QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
 December 12, 2003

Asbury Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

5511 (Commission File Number)	01-0609375 (IRS Employer Identification No.)

Three Landmark Square, Suite 500, Stamford, CT (Address of principal executive offices)	06901 (Zip Code)

(203) 356-4400
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

        The Company is filing this 8-K to update its consolidated financial statements and supplementary data included in Item 8 of the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

INDEPENDENT AUDITORS' REPORT

To Asbury Automotive Group Inc.:

        We have audited the accompanying consolidated balance sheets of Asbury Automotive Group Inc. and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders'/members' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Asbury Automotive Group, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the consolidated financial statements, as of January 1, 2002, the Company changed its method of accounting for goodwill to conform to Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets."

Stamford, Connecticut
February 25, 2003
(December 12, 2003 as to Note 2 paragraph 2 and Notes 19 and 22)

ASBURY AUTOMOTIVE GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands except for share data)

	December 31,
	2002	2001
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,613	$60,506
Contracts-in-transit	91,190	93,044
Current portion of restricted marketable securities	1,499	1,410
Accounts receivable (net of allowance of $2,122 and $2,375)	96,090	81,347
Inventories	591,839	496,054
Deferred income taxes	9,044	—
Prepaid and other current assets	37,314	25,253

Total current assets	849,589	757,614
PROPERTY AND EQUIPMENT, net	257,305	256,402
GOODWILL	402,133	392,856
RESTRICTED MARKETABLE SECURITIES	4,892	6,807
OTHER ASSETS	61,866	51,334
ASSETS HELD FOR SALE	29,859	—

Total assets	$1,605,644	$1,465,013

LIABILITIES AND SHAREHOLDERS'/MEMBERS' EQUITY
CURRENT LIABILITIES:
Floor plan notes payable	$528,591	$451,375
Short-term debt	—	10,000
Current maturities of long-term debt	36,412	35,789
Accounts payable	40,120	33,573
Deferred income taxes	—	3,876
Accrued liabilities	77,325	75,384

Total current liabilities	682,448	609,997
LONG-TERM DEBT	438,740	492,548
DEFERRED INCOME TAXES	29,972	1,370
OTHER LIABILITIES	15,580	13,191
LIABILITIES ASSOCIATED WITH ASSETS HELD FOR SALE	11,953	—
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS'/MEMBERS' EQUITY:
Preferred stock, $.01 par value, 10,000,000 shares authorized	—	—
Common stock, $.01 par value, 90,000,000 shares authorized, 34,000,000 issued	340	—
Additional paid-in capital	410,718	—
Contributed capital	—	305,363
Retained earnings	22,645	40,888
Treasury stock, at cost; 772,824 shares	(6,630)	—
Accumulated other comprehensive income (loss)	(122)	1,656

Total shareholders'/members' equity	426,951	347,907

Total liabilities and shareholders'/members' equity	$1,605,644	$1,465,013

See Notes to Consolidated Financial Statements.

ASBURY AUTOMOTIVE GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands except per share data)

	For the Years Ended December 31,
	2002	2001	2000
REVENUES:
New vehicle	$2,644,798	$2,480,202	$2,326,538
Used vehicle	1,158,144	1,102,922	1,000,182
Parts, service and collision repair	498,800	467,739	415,959
Finance and insurance, net	115,159	102,179	84,667

Total revenues	4,416,901	4,153,042	3,827,346

COST OF SALES:
New vehicle	2,430,495	2,276,475	2,138,966
Used vehicle	1,053,690	1,005,170	913,407
Parts, service and collision repair	234,828	225,466	203,750

Total cost of sales	3,719,013	3,507,111	3,256,123

GROSS PROFIT	697,888	645,931	571,223
OPERATING EXPENSES:
Selling, general and administrative	539,541	500,017	431,944
Depreciation and amortization	19,136	27,721	22,612

Income from operations	139,211	118,193	116,667
OTHER INCOME (EXPENSE):
Floor plan interest expense	(17,860)	(26,065)	(34,552)
Other interest expense	(38,423)	(44,481)	(41,200)
Interest income	1,200	2,499	5,802
Net losses from unconsolidated affiliates	(100)	(3,248)	(6,066)
Loss on sale of assets	(75)	(384)	(1,533)
Loss on early extinguishment of debt	—	(1,433)	—
Other income (loss)	(428)	1,909	815

Total other expense, net	(55,686)	(71,203)	(76,734)

Income from continuing operations before income taxes and minority interest	83,525	46,990	39,933
INCOME TAX EXPENSE:
Income tax expense	27,662	4,980	3,570
Tax adjustment upon conversion from an L.L.C. to a corporation	11,553	—	—

Total income tax expense	39,215	4,980	3,570
MINORITY INTEREST IN SUBSIDIARY EARNINGS	—	1,240	9,740

Net income from continuing operations	44,310	40,770	26,623
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax benefit of $2,804 for 2002	(6,225)	3,414	4,092

Net income	38,085	$44,184	$30,715

PRO FORMA INCOME TAX EXPENSE (BENEFIT) (net of effect on minority interest):
Income tax expense	5,299
Tax adjustment upon conversion from an L.L.C. to a corporation	(11,553)

Tax affected pro forma net income	$44,339

EARNINGS PER COMMON SHARE:
Basic	$1.15

Diluted	$1.15

PRO FORMA EARNINGS PER COMMON SHARE:
Basic	$1.34

Diluted	$1.34

WEIGHTED AVERAGE SHARES OUTSTANDING (in thousands):
Basic	33,065

Diluted	33,073

See Notes to Consolidated Financial Statements.

ASBURY AUTOMOTIVE GROUP, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS'/MEMBERS' EQUITY

(dollars in thousands)

	Common Stock	Additional Paid-in Capital	Contributed Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
BALANCE AS OF JANUARY 1, 2000	$—	$—	$199,229	$1,959	$—	$—	$201,188
Contributions	—	—	20,650	—	—	—	20,650
Contribution of equity interest by minority members	—	—	86,694	—	—	—	86,694
Distributions	—	—	—	(13,364)	—	—	(13,364)
Net income	—	—	—	30,715	—	—	30,715

BALANCE AS OF DECEMBER 31, 2000	—	—	306,573	19,310	—	—	325,883
Comprehensive Income:
Net income	—	—	—	44,184	—	—	44,184
Fair value of interest rate swaps	—	—	—	—	—	1,656	1,656

Comprehensive income							45,840
Issuance of equity interest for acquisitions	—	—	5,000	—	—	—	5,000
Distributions	—	—	—	(22,606)	—	—	(22,606)
Members' equity repurchased	—	—	(3,710)	—	—	—	(3,710)
Members' equity surrendered in purchase price settlement	—	—	(2,500)	—	—	—	(2,500)

BALANCE AS OF DECEMBER 31, 2001	—	—	305,363	40,888	—	1,656	347,907
Contributions	—	—	800	—	—	—	800
Distributions	—	—	—	(14,590)	—	—	(14,590)
Comprehensive Income:
Net income	—	—	—	38,085	—	—	38,085
Change in fair value of interest rate swaps, net of $127 tax benefit	—	—	—	—	—	(1,858)	(1,858)
Amortization of loss on interest rate swaps, net of $47 tax benefit	—	—	—	—	—	80	80

Comprehensive income							36,307
Stock and stock option compensation	—	614	—	—	—	—	614
Proceeds from initial public offering, net	45	62,498	—	—	—	—	62,543
Share repurchase	—	—	—	—	(6,630)	—	(6,630)
Reclassification of members' equity due to the exchange of membership interests for shares of common stock	295	347,606	(306,163)	(41,738)	—	—	—

BALANCE AS OF DECEMBER 31, 2002	$340	$410,718	$—	$22,645	$(6,630)	$(122)	$426,951

See Notes to Consolidated Financial Statements.

ASBURY AUTOMOTIVE GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	For the Years Ended December 31,
	2002	2001	2000
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$38,085	$44,184	$30,715
Adjustments to reconcile net income to net cash provided by operating activities—
Depreciation and amortization	19,136	27,721	22,612
Depreciation and amortization from discontinued operations	5,002	3,047	1,890
Deferred income taxes	15,682	(499)	577
Loss on sale of assets	75	384	1,533
Loss on disposal of discontinued operations	1,490	—	—
Minority interest in subsidiary earnings	—	1,240	9,740
Loss on early extinguishment of debt	—	1,433	—
Net losses from unconsolidated affiliates	100	3,248	6,066
Amortization of deferred financing fees	4,548	3,568	564
Changes in operating assets and liabilities, net of acquisitions and divestitures—
Contracts-in-transit	1,854	(16,490)	(19,632)
Accounts receivable, net	(30,570)	(20,025)	(17,500)
Proceeds from sale of accounts receivable	17,136	17,624	19,867
Inventories	(79,898)	106,081	(24,758)
Floor plan notes payable	73,945	(80,812)	38,200
Accounts payable and accrued liabilities	7,507	12,344	(8,335)
Other	(6,086)	(6,523)	1,473

Net cash provided by operating activities	68,006	96,525	63,012

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(57,477)	(50,032)	(36,062)
Proceeds from the sale of assets	692	2,083	6,054
Proceeds from the sale of discontinued operations	5,173	—	—
Acquisitions (net of cash and cash equivalents acquired of $26, $1,049 and $12,776 in 2002, 2001 and 2000, respectively)	(20,459)	(50,150)	(183,840)
Investments in unconsolidated affiliates	—	(1,200)	—
Proceeds from restricted marketable securities	1,826	885	1,423
Net receipt (issuance) of finance contracts	(45)	121	(480)
Other investing activities	(1,069)	—	—

Net cash used in investing activities	(71,359)	(98,293)	(212,905)

CASH FLOW FROM FINANCING ACTIVITIES:
Distributions to members	(11,580)	(22,606)	(13,364)
Repurchase of members' equity	—	(3,710)	—
Contributions from members	800	—	20,650
Proceeds from (payments related to) initial public offering, net	65,415	(2,437)	—
Repayments of debt	(396,177)	(343,401)	(14,597)
Proceeds from borrowings	321,108	399,717	159,411
Payment of debt issuance costs	(8,742)	(12,530)	—
Purchase of treasury stock	(5,364)	—	—
Net cash contributions from minority members of subsidiaries	—	—	212

Net cash provided by (used in) financing activities	(34,540)	15,033	152,312

Net increase (decrease) in cash and cash equivalents	(37,893)	13,265	2,419
CASH AND CASH EQUIVALENTS, beginning of period	60,506	47,241	44,822

CASH AND CASH EQUIVALENTS, end of period	$22,613	$60,506	$47,241

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for—
Interest (net of amounts capitalized, see Note 2)	$51,947	$69,276	$77,322

Income taxes	$28,482	$4,647	$3,302

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of equity interest for acquisitions	$—	$5,000	$13,050

Members' equity surrendered in purchase price settlement	$—	$2,500	$—

See Note 4 for non-cash investing activities

See Notes to Consolidated Financial Statements.

ASBURY AUTOMOTIVE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002, 2001 and 2000

(dollars in thousands except per share data)

1. DESCRIPTION OF BUSINESS

        Asbury Automotive Group, Inc. ("Asbury" or the "Company") is a national automotive retailer, currently operating 93 new and used car dealerships (including 131 franchises) and 23 collision repair centers in 18 markets of the Southeastern, Midwestern, Southwestern and Northwestern United States. Asbury sells new and used vehicles, light trucks and replacement parts, provides vehicle maintenance, warranty, paint and repair services and arranges vehicle finance, insurance and service contracts for its automotive customers. Asbury offers, collectively, 32 domestic and foreign brands of new vehicles. In addition, one dealership sells four brands of commercial motor trucks.

        The Company was formed in 1994 and is controlled indirectly by Ripplewood Investments L.L.C.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The financial statements reflect the consolidated accounts of Asbury and its wholly owned subsidiaries. The equity method of accounting is used for investments in which the Company has significant influence. Generally, this represents common stock ownership or partnership equity of at least 20% but not more than 50%. All significant intercompany transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

Discontinued Operations

        Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of Accounting Principles Board Opinion (APB) No. 30, "Reporting the Results of Operations—Reporting the Effects of the Disposal of a Segment Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 establishes a single accounting model for assets to be disposed of by sale whether previously held and used or newly acquired. SFAS No. 144 retains the provisions of APB No. 30 for presentation of discontinued operations in the income statement, but broadens its application to include a component of an entity which has separately identifiable cash flows. In accordance with SFAS 144, certain amounts reflected in the Consolidated Balance Sheet as of December 31, 2002, have been reclassified to net assets held for sale and liabilities associated with net assets held for sale. In addition, the Consolidated Statements of Income and Statements of Cash Flows for the years ended December 31, 2002, 2001, and 2000, have been reclassified to reflect the Company's discontinued operations through September 30, 2003, as if the Company had classified those discontinued operations during the respective fiscal years (See Note 19).

Revenue Recognition

        Revenue from the sale of new and used vehicles is recognized upon delivery, passage of title, signing of the sales contract and approval of financing. Revenue from the sale of parts and services is recognized upon delivery of parts to the customer or when vehicle service work is performed. Sales discounts and service coupons are accounted for as a reduction to the sales price at the point of sale. Manufacturer incentives and rebates, including holdbacks, are not recognized until earned in accordance with the respective manufacturers incentive programs.

        The Company receives commissions from the sale of credit life and disability insurance and vehicle service contracts to customers. In addition, the Company arranges financing for customers through various institutions and receives commissions equal to the difference between the loan rates charged to customers over predetermined financing rates set by the financing institution.

        The Company may be charged back ("chargebacks") for financing fees, insurance or vehicle service contract commissions in the event of early termination of the contracts by customers. The revenues from financing fees and commissions are recorded at the time of the sale of the vehicles and a reserve for future chargebacks is established based on historical operating results and the termination provisions of the applicable contracts. Finance, insurance and vehicle service contract revenues, net of estimated chargebacks, are included in finance and insurance revenue in the accompanying consolidated statements of income.

Cash and Cash Equivalents

        Cash and cash equivalents include highly liquid investments that have an original maturity of three months or less at the date of purchase.

Contracts-In-Transit

        Contracts-in-transit represent receivables from finance companies for the portion of the vehicle purchase price financed by customers through sources arranged by the Company.

Inventories

        Inventories are stated at the lower of cost or market. The Company uses the specific identification method and the "first-in, first-out" method ("FIFO") to account for its inventories. The Company assesses the lower of cost or market reserve requirement on an individual unit basis, historical loss rates, the age and composition of the inventory and current market conditions. The lower of cost or market reserves were $3,905 and $4,728 as of December 31, 2002 and 2001, respectively. Additionally, the Company receives interest credit assistance from some of the automobile manufacturers. The credits are accounted for as purchase discounts and are reflected as reductions to the inventory cost on the balance sheet and as a reduction of cost of sales in the income statement when the related vehicle is sold. At December 31, 2002 and 2001, interest credits from automobile manufacturers reduced inventory cost by $3,146 and $3,211, respectively; and

reduced the cost of sales from continuing operations for the years ended December 31, 2002, 2001 and 2000, by $23,123, $23,118 and $26,365, respectively.

Property and Equipment

        Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the useful life of the related asset. The range of estimated useful lives is as follows (in years):

Buildings and improvements	10-35
Machinery and equipment	5-10
Furniture and fixtures	3-10
Company vehicles	3-5

        Expenditures for major additions or improvements, which extend the useful lives of assets, are capitalized. Minor replacements, maintenance and repairs, which do not improve or extend the lives of such assets, are charged to operations as incurred.

        The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company then compares expected future undiscounted cash flows to be generated by the asset to its carrying value. If the carrying value exceeds the sum of the future undiscounted cash flows, the asset would be adjusted to its net recoverable value and an impairment loss would be charged to operations in the period identified.

        The Company capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is added to the cost of the assets and is amortized over the estimated useful lives of the assets. During 2002 and 2001, the Company capitalized $866 and $779, respectively, of interest in connection with various capital expansion projects.

        Gains and losses on the sale of property, plant and equipment are classified as gain (loss) on the sale of assets on the accompanying income statement.

Goodwill and Other Intangible Assets

        Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets". Under SFAS No. 142, goodwill and other intangible assets deemed to have indefinite lives and are no longer amortized, but are subject to, at a minimum, an annual impairment test. If the carrying value of goodwill or other intangible assets exceeds its fair market value, an impairment loss would be recorded. The Company uses a discounted cash flow model to determine the fair market value of the Company's reporting units. The Company has deemed the value associated with the manufacturer franchise rights to have an indefinite life based upon the provisions and/or characteristics of the manufacturer franchise agreements. All other intangible assets are deemed to have definite lives and continue to be amortized on a straight-line basis over the life of the asset ranging from 3-15 years and are tested for impairment when circumstances warrant. As of January 1, 2002, the Company performed the required transitional impairment test. Additionally, the Company performed its annual impairment test as of October 1, 2002. No impairment was present for either goodwill or indefinite lived intangible assets upon performing either of the 2002 impairment tests.

Equity-Based Compensation

        The Company accounts for equity-based compensation issued to employees in accordance with Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees". APB No. 25 requires the use of the intrinsic value method, which measures compensation cost as the excess, if any, of the quoted market price of the stock at the measurement date over the amount an employee must pay to acquire the stock. The Company makes disclosures of pro forma net earnings and earnings per share as if the fair-value-based method of accounting had been applied as required by SFAS No. 123 "Accounting for Stock-Based Compensation" and as amended by SFAS No. 148 "Accounting for Stock-Based Compensation—Transition and Disclosure".

        A reconciliation of the Company's net earnings to pro forma net earnings, and the related pro forma earnings per share amounts, for the years ended December 31:

	2002	2001	2000
Net earnings	$38,085	$44,184	$30,715
Adjustment to net earnings for:
Stock-based compensation expense included in net earnings, net of tax	82	—	—
Pro forma stock-based compensation expense, net of tax	(3,636)	(566)	(112)

Pro forma net earnings	$34,531	$43,618	$30,603

Pro forma net earnings per common share—basic	$1.04	N/A	N/A

Pro forma net earnings per common share—diluted	$1.04	N/A	N/A

Income Taxes

        The Company uses the liability method to account for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis using currently enacted tax rates. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized.

        During fiscal years 2000 and 2001 and in fiscal year 2002 up through the date of its initial public offering, the Company consisted primarily of limited liability companies and partnerships (with the Company as the parent), which were treated as partnerships for tax purposes. Under this structure, such companies and partnerships were not subject to income taxes. Therefore, no provision for federal or state income taxes was included in the financial statements for these limited liability companies and partnerships for 2000 and 2001. However, the Company also has nine subsidiaries that are "C" corporations under the provisions of the U.S. Internal Revenue Code. Accordingly, the Company followed the liability method of accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" for the 2000 and 2001 earnings of these subsidiaries.

Advertising

        The Company expenses production and other costs of advertising as incurred, net of earned manufacturer credits and other discounts. Advertising expense from continuing operations totaled $42,855, $40,763 and $39,783 for the years ended December 31, 2002, 2001 and 2000, net of earned manufacturer credits of $11,333, $10,583 and $10,271, respectively and is included in selling, general and administrative expense in the accompanying consolidated statements of income.

Use of Estimates

        Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. Significant estimates include inventory valuation, allowance for credit losses (see Note 6), reserves for future chargebacks, goodwill recoverability and realization of tax assets.

Statements of Cash Flows

        The net change in floor plan financing of inventories, which is a customary financing technique in the industry, is reflected as an operating activity in the accompanying consolidated statements of cash flows.

Fair Value of Financial Instruments

        The Company's financial instruments consist primarily of restricted marketable securities, floor plan notes payable and long-term debt. Excluding the senior subordinated notes, the carrying amounts of these financial instruments approximate fair value due either to length of maturity or existence of variable interest rates, which approximate market rates. As of December 31, 2002, the senior subordinated notes had a carrying value of $250.0 million, and a fair market value, based on current market prices, of $217.5 million.

Concentration of Credit Risk

        Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash deposits. The Company maintains cash balances in financial institutions with strong credit ratings. Generally, amounts invested with financial institutions are in excess of FDIC insurance limits.

        Concentrations of credit risk with respect to contracts-in-transit and accounts receivable are limited primarily to automakers and financial institutions. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising the Company's customer base.

        For the year ended December 31, 2002, Honda, Ford, Toyota, Nissan, Mercedes-Benz, Lexus, BMW and Acura accounted for 16%, 13%, 10%, 8%, 6%, 5%, 5% and 5% of our revenues from new vehicle sales, respectively. No other franchise accounted for more than 5% of our total new vehicle revenue sales in 2002.

Derivative Investments and Hedging Activities

        The Company utilizes derivative financial investments for the purpose of hedging the risks of certain identifiable and anticipated transactions. In general, the types of risks hedged are those relating to the variability of future earnings and cash flows caused by movements in interest rates. The Company documents its risk management strategy and hedge effectiveness at the inception of and during the term of each hedge. The Company has no derivative instruments outstanding at December 31, 2002.

        The Company utilizes such derivatives only for the purpose of hedging the related risks, not for speculation. The derivatives which have been designated and qualify as cash flow hedging instruments are reported at fair value on the consolidated balance sheet. The gain or loss on the effective portion of the hedge is initially reported as a component of other comprehensive income. The remaining gain or loss, if any, is recognized currently in earnings. Amounts in accumulated other comprehensive income are reclassified into net income in the same period in which the hedged forecasted transaction affects earnings.

Segment Reporting

        The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Based upon definitions contained in SFAS No. 131, the Company has determined that it operates in one segment and has no international operations.

        The Company's operating businesses (dealerships) deliver the same products and services to a common customer group. The Company's customers are generally individuals. The Company's businesses generally follow the same management and marketing strategies, and each operate in a similar regulatory environment. The Company's management evaluates performance and allocates resources based on the operating results of its individual dealerships.

New Accounting Pronouncements

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Correction." This Statement eliminates extraordinary accounting treatment for reporting gain or loss on debt extinguishment, and amends other existing authoritative pronouncements to make various technical corrections. The provisions of this Statement are effective for the Company with the beginning of fiscal year 2003. Upon adoption of this statement, the Company reclassified to continuing operations, debt extinguishments reported as extraordinary items in prior periods.

        In September 2002, SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" was issued. This statement provides guidance on the recognition and measurement of liabilities associated with exit or disposal activities and requires that such liabilities be recognized when incurred. This statement is effective for exit or disposal activities initiated on or after January 1, 2003, and does not impact recognition of costs under the Corporation's existing programs. Adoption of this standard may impact the timing of recognition of costs associated with future exit and disposal activities, depending upon the nature of the actions initiated.

        In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). FIN 45 requires a guarantor to recognize a liability, at the inception of the guarantee, for the fair value of obligations it has undertaken in issuing the guarantee and also include more detailed disclosures with respect to guarantees. FIN 45 is effective for guarantees issued or modified starting January 1, 2003, and requires the additional disclosures for the period ended December 31, 2002. The Company does not expect that the provisions of FIN 45 will have a material impact on the Company's results of operations or financial position (see Note 17).

        In December 2002, SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" was issued. This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted the disclosure requirements of the interpretation as of December 31, 2002.

3. INITIAL PUBLIC OFFERING

        On March 14, 2002, the Company offered 4,500,000 shares of its common stock at a price of $16.50 per share in its initial public offering ("IPO"). The IPO proceeds received, net of underwriting discount and expenses, were $62.5 million. Pursuant to the terms of the Company's $550 million Committed Credit Facility, 80% of the net IPO proceeds was used to repay debt under this facility. The remaining net proceeds will be used for working capital, future platform or dealership acquisitions and general corporate purposes.

        Upon the closing of the IPO on March 19, 2002, Asbury Automotive Group L.L.C. became a wholly owned direct and indirect subsidiary of Asbury Automotive Group, Inc. Membership interests in the limited liability company were exchanged for 29,500,000 shares of common stock in the new corporation on the basis of 295,000 shares of common stock for each 1% membership interest.

4. ACQUISITIONS AND DIVESTITURES

Overview

        Prior to the Minority Member Transaction in April 2000 discussed later in this note, the Company had consummated eight major platform acquisitions ("platforms"), which were effected through its subsidiaries in which the sellers received, in addition to cash consideration, an interest in the platform subsidiary established to effect the related acquisition. Minority ownership interests related to such transactions ranged from 20% to 49%. Such acquisitions were accounted for using the purchase method of accounting; however, as also discussed below, certain of these acquisitions were effected through leveraged buy-out transactions. A leveraged buy-out is a transaction where in excess of 50% of the purchase price has been financed. According to Emerging Issues Task Force (EITF) 88-16 "Basis in Leverage Buyout Transactions" transactions meeting the criteria of a leveraged buy-out where the previous control group receives a greater than 20% interest in the acquired company, the net assets associated with the previous control group should be stated at historical cost. In such cases, the historical book value (carryover basis) was used to measure the portion of assets acquired and liabilities assumed attributed to such minority members of the subsidiaries. The difference between the fair value of assets acquired and the carryover basis will be referred to as the "predecessor cost adjustment" in the following discussion. In connection with the Minority Member Transaction, as discussed below, the minority interests in the subsidiaries were acquired using the purchase method of accounting. As such, on April 30, 2000, the impact of carryover basis accounting associated with the interests transferred into Asbury Automotive Oregon L.L.C., ("Asbury Oregon"), have been eliminated.

        The Company has consummated additional acquisitions through its subsidiaries and certain of these acquisitions resulted in the issuance of minority interests. Certain of these additional acquisitions were combined to create a ninth platform.

        The operations of the acquired dealerships are included in the accompanying consolidated statements of income commencing on the date acquired.

Minority Member Transaction

        On April 30, 2000, Asbury Automotive Group, L.L.C., the then parent company, and the minority members of Asbury's subsidiaries reached an agreement whereby their respective equity interests were transferred into escrow pending the approval of the vehicle manufacturers. On August 30, 2000 the vehicle manufacturers, from which approval was required, approved the transaction and the respective equity interests were released from escrow and were transferred into Asbury Oregon in exchange for equity interests in Asbury Oregon (the "Minority Member Transaction"). On the date the equity interests were transferred into escrow, the exchange of the minority members' interests was accounted for using the purchase method of accounting whereby the values of the related minority interests transferred into Asbury Oregon were recorded at their estimated fair values, approximately $93,710. The accompanying consolidated balance sheets include the allocations of the purchase price to tangible and intangible net assets transferred. This allocation resulted in recording approximately $23,679 of goodwill. Following the Minority Member Transaction, the then parent company, Asbury Automotive Group, L.L.C., changed its name to Asbury Automotive Holdings L.L.C. ("Asbury Holdings") and Asbury Oregon changed its name to Asbury Automotive Group L.L.C. Subsequent to the Minority Member Transaction and prior to the IPO, Asbury Holdings owned approximately 59% of the member interest of the Company with the remaining member interest being held by the former minority members of the Company's subsidiaries.

2000

        During 2000, the Company acquired 18 dealerships for an aggregate purchase price of $197,648, including the proceeds from $140,820 in borrowings and the issuance of member equity interests to certain of the previous controlling shareholders.

        The accompanying consolidated financial statements include the results of operations of the Hutchinson Automotive Group acquired in 2000 subsequent to the date of the acquisition. The following unaudited pro forma financial data reflects that acquisition and the effect of the Minority Member Transaction as if they occurred on January 1, 2000.

2000
(unaudited)
Revenues	$4,013,283
Income from continuing operations before income taxes and minority interest	$32,376

        The unaudited pro forma selected financial data does not purport to represent what the Company's results of operations would have actually been had the transactions in fact occurred as of an earlier date or project the results for any future period. Pro forma adjustments included in the amounts above relate primarily to: (a) pro forma amortization expense; (b) adjustments to compensation expense and management fees to the post acquisition contracted amounts and; (c) increases in interest expense resulting from the net cash borrowings used to complete the related acquisitions.

2001

        During 2001 the Company acquired 7 dealerships for an aggregate purchase price of $51,199 principally funded through the Company's acquisition Committed Credit Facility and the issuance of a $5,000 equity interest in the Company to certain of the selling shareholders.

2002

        During 2002 the Company acquired 6 dealerships for an aggregate purchase price of $19,665 principally funded through the Company's acquisition Committed Credit Facility. In addition, the Company paid $820 in 2002 as final settlement of purchase price contingencies for prior year acquisitions.

        The foregoing acquisitions were all accounted for under the purchase method of accounting. Except as discussed below, the historical book values of the assets and liabilities were recorded at their fair value as of the acquisition dates. Certain of these acquisitions were affected through leveraged buyout transactions. Prior to the Minority Member Transaction, the accompanying consolidated financial statements reflected the use of carryover basis (i.e., the historical values of the acquired company prior to the acquisition) in order to measure the portion of assets acquired and liabilities assumed attributed to certain minority members of the subsidiaries.

        In certain of these transactions, just prior to the leveraged buy-out of the related controlling interest, the net book value attributable to the minority interests was increased to reflect its fair value. This amount along with the historical carrying amount of the net assets acquired was the basis for determining the amount of carryover basis used to record the leveraged buy-out of the acquisition.

        The following table summarizes the Company's acquisitions:

	Acquisitions Consummated In
	2002	2001	2000
Cash paid for businesses acquired	$19,665	$51,199	$196,616
Equity issued	—	5,000	—
Issuance of minority equity interest	—	—	13,050
Less: Predecessor cost adjustment	—	—	(9,582)
Goodwill	(10,861)	(40,317)	(129,557)

Estimated fair value of net tangible and other intangible assets acquired	$8,804	$15,882	$70,527

        As a result of the Minority Member Transaction, $82,783 of predecessor cost adjustment has been eliminated as part of the purchase accounting applied.

        The allocation of purchase price for 2002, 2001 and 2000 acquisitions is as follows:

	2002	2001	2000
Working capital	$2,891	$7,213	$25,212
Fixed assets	981	6,454	41,850
Other assets	1,755	153	12,959
Goodwill	10,861	40,317	129,557
Franchise rights	3,000	5,000	—
Other liabilities	—	(865)	(12,962)
Acquisition of minority interest (deficit)	177	(2,073)	—

Total purchase price	$19,665	$56,199	$196,616

        The allocation of purchase price to assets acquired and liabilities assumed for certain 2002 acquisitions has been based on preliminary estimates of fair value and may be revised as additional information concerning valuation of such assets and liabilities becomes available. Amounts for certain of the 2002 acquisitions are subject to final purchase price adjustments for items such as settlement of purchase price contingencies and seller's representations regarding the adequacy of certain reserves. In addition, the allocation of amounts to acquired intangibles is subject to final valuation.

Divestitures

        During 2000, the Company sold three dealerships for net cash proceeds of $1,673 and recorded a net loss on sale of $1,650.

        During 2001, the Company closed two dealerships for no cash proceeds and recorded a loss of $421.

        During 2002, dealership divestitures were accounted for as discontinued operations (see Note 19).

5. INVESTMENTS IN UNCONSOLIDATED AFFILIATES

        In the fourth quarter of 1999, the Company made a $7,500 investment in Greenlight.com ("Greenlight"), a startup Internet company engaged in the retail sale of new vehicles. The investment was accounted for under the equity method whereby the Company recorded pre-tax losses of $6,938 in 2000 related to its investment in and expenses paid on the behalf of Greenlight. As of December 31, 2000, the Company's investment was fully written-off through equity investment losses. In 2001, the Company invested an additional $1,200 into Greenlight. Following the Company's additional investment, Greenlight was merged into CarsDirect.com ("CarsDirect") a company also engaged in the retail sale of new vehicles over the Internet. The Company's investment in CarsDirect totaled approximately 3% of CarsDirect's total equity after the merger. The Company's cost basis investment in CarsDirect was fully reserved at December 31, 2001. In the first quarter of 2002, prior to the IPO, the Company distributed its interest in CarsDirect to its members.

6. ACCOUNTS AND NOTES RECEIVABLE

Accounts Receivable

        The Company has agreements to sell certain of its trade receivables, without recourse as to credit risk, in an amount not to exceed $25,000 per year. The receivables are sold at a discount which is included in selling, general and administrative expenses in the accompanying consolidated statements of income. The discounts totaled $438, $476 and $556 for the years ended December 31, 2002, 2001, 2000. At December 31, 2002 and 2001, $17,136 and $17,624 of receivables, respectively, were sold under these agreements and were reflected as reductions of trade accounts receivable.

Notes Receivable-Finance Contracts (included in Other Assets)

        Notes receivable for finance contracts, included in prepaid and other current assets and other assets on the accompanying consolidated balance sheets, have initial terms ranging from 12 to 60 months bearing interest at rates ranging from 8% to 30% and are collateralized by the related vehicles. Notes receivable-finance contracts consists of the following:

	December 31,
	2002	2001
Gross contract amounts due	$34,892	$34,857
Less—Allowance for credit losses	(4,622)	(4,631)

	30,270	30,226
Current maturities, net	(12,206)	(13,916)

Notes receivable, net of current portion	$18,064	$16,310

        Contractual maturities of gross notes receivable-finance contracts at December 31, 2002 are as follows:

2003	$14,223
2004	9,965
2005	7,011
2006	3,251
2007	442

$34,892

7. INVENTORIES AND RELATED FLOOR PLAN NOTES PAYABLE

        Inventories consist of the following:

	December 31,
	2002	2001
New vehicles	$464,500	$381,761
Used vehicles	86,392	74,135
Parts and accessories	40,947	40,158

Total inventories	$591,839	$496,054

        The inventory balance is reduced by manufacturers' purchase discounts (see Note 2); such reduction is not reflected in the related floor plan liability.

        Floor plan notes payable reflect amounts payable for purchases of specific vehicle inventories and are due to various floor plan lenders bearing interest at variable rates based on LIBOR or prime. For the years ended December 31, 2002 and 2001, the weighted average interest rates on floor plan notes payable outstanding were 4% and 6%, respectively. Floor plan arrangements permit borrowings based upon new and used vehicle inventory levels. Vehicle payments on notes are due when the related vehicles are sold. The notes are collateralized by substantially all vehicle inventories of the respective subsidiary and are subject to certain financial and other covenants.

8. PROPERTY AND EQUIPMENT, NET

        Property and equipment, net consist of the following:

	December 31,
	2002	2001
Land	$60,053	$67,937
Buildings and leasehold improvements	184,145	154,759
Machinery and equipment	35,688	32,537
Furniture and fixtures	28,333	24,636
Company vehicles	9,261	24,236

Total	317,480	304,105
Less—Accumulated depreciation	60,175	(47,703)

Property and equipment, net	$257,305	$256,402

        Depreciation expense from continuing operations was $17,927, $15,940 and $13,208 for the years ended December 31, 2002, 2001 and 2000, respectively.

9. INTANGIBLE ASSETS AND GOODWILL:

        Intangible assets consist of the following (included in other assets on the accompanying consolidated balance sheets):

	December 31,
	2002	2001
Amortizable intangible assets—
Noncompete agreements	$5,331	$5,331
Lease agreements (amortization is included in rent expense)	6,527	6,249

Total	11,858	11,580
Less: Accumulated amortization	(7,369)	(5,916)

Intangible assets, net	$4,489	$5,664

Unamortizable intangible assets—Franchise rights	$8,000	$5,000

        Amortization expense from continuing operations was $1,032, $1,467 and $819 as of December 31, 2002, 2001 and 2000, respectively.

Estimated amortization expense—
For the years ended December 31:
2003	$865
2004	488
2005	105
2006	101
2007	101

        The changes in the carrying amount of goodwill for the period ended December 31, 2002 are as follows:

Balance as of December 31, 2001	$392,856
Additions related to current year acquisitions	10,861
Additions related to prior year acquisitions	274
Goodwill associated with discontinued operations	(1,858)

Balance as of December 31, 2002	$402,133

        Goodwill amortization expense for the years ended December 31, 2001 and 2000 was $9,564 and $8,330, respectively. If goodwill had not been amortized income before income taxes, minority interest, and discontinued operations would have been $56,554 and $48,263 and net income would have been $53,748 and $39,045 for the years ended December 31, 2001 and 2000, respectively.

10. SHORT-TERM DEBT

        The Company had two revolving credit facilities for $15,000 and $10,000 which were fully repaid and their agreements terminated in April 2001 and October 2002, respectively. As of December 31, 2001, the $10,000 Committed Credit Facility was fully drawn. The facilities were secured by notes receivable—finance contracts. Such amounts were payable on demand, and accrued interest at variable rates. The weighted average interest rate for the year ended December 31, 2001 was 9%.

11. LONG-TERM DEBT

        Long-term debt consists of the following at:

	December 31,
	2002	2001
Senior subordinated notes, bearing interest at a 9% fixed rate, due June 2012	$250,000	$—
Term notes payable to financing institutions bearing interest at a variable rate (the weighted average interest rates were 11% and 10% for the years ended December 31, 2002 and 2001, respectively), maturing in January 2005, secured by the assets of the related subsidiary companies	88,549	383,269
Mortgage notes payable to banks and financing institutions bearing interest at fixed and variable rates (the weighted average interest rates were 6% and 8% for years ended December 31, 2002 and 2001, respectively), maturing at various dates from 2003 to 2015. These obligations are secured by property, plant and equipment of the related subsidiary companies which had a net book value of $169,196 at December 31, 2002	116,864	121,730
Non-interest bearing note payable to former shareholders of one of the Company's subsidiaries, net of unamortized discount of $698 and $1,113 as of December 31, 2002 and 2001, respectively, determined at an effective interest rate of 6%, payable in semiannual installments of approximately $913, due January 2006, secured by marketable securities	5,727	7,138
Notes payable to financing institutions secured by rental/loaner vehicles bearing interest at variable rates (the weighted average interest rates were 5% and 8% for the years ended December 31, 2002 and 2001, respectively), maturing at various dates from 2003 to 2006	10,357	10,741
Capital lease obligations	1,177	2,297
Other notes payable	2,478	3,162

	475,152	528,337
Less—Current portion	(36,412)	(35,789)

Long-term portion	$438,740	$492,548

        The aggregate maturities of long-term debt at December 31, 2002, are as follows:

2003	$36,412
2004	28,490
2005	106,142
2006	4,588
2007	11,567
Thereafter	287,953

$475,152

        On June 5, 2002, the Company issued 9% Senior Subordinated Notes in the aggregate principal amount of $250,000, receiving net proceeds of $242,125. The costs related to the issuance of the notes were capitalized and are amortized to interest expense over the term of the notes. The net proceeds from the notes issuance were utilized to repay a substantial portion of the indebtedness under the Company's Committed Credit Facility. The Company pays interest on the notes on June 15 and December 15 of each year. The first such payment was made on December 15, 2002. The notes will mature on June 15, 2012. At any time on or after June 15, 2007, the Company may, at its option, choose to redeem all or a portion of the notes at the redemption prices set forth in the note indenture. On or before June 15, 2005, the Company may, at its option, use the net proceeds of one or more equity offerings to redeem up to 35% of the aggregate principal amount of the notes at a redemption price set forth in the Senior Subordinated Note Indenture. At any time before June 15, 2007, the Company may, at its own option, choose to redeem all or a portion of the notes at a price equal to 100% of their principal amount plus the make-whole premium set forth in the note indenture.

        The notes are guaranteed by substantially all of the Company's current subsidiaries and will be guaranteed by all of Asbury's future domestic restricted subsidiaries that have outstanding indebtedness, incur or guarantee any other indebtedness. The notes and the subsidiary guarantees rank behind all of the Company's and the subsidiary guarantors' current and future indebtedness, other than trade payables, except any future indebtedness that expressly provides that it ranks equally with, or is subordinated in right of payment to, the notes and subsidiary guarantees. The notes rank equally with all of the Company's and the subsidiary guarantors' future senior subordinated indebtedness. The notes are effectively subordinated to all debt of the Company's subsidiaries that do not guarantee the notes.

        On January 17, 2001, the Company entered into a three year committed financing agreement (the "Committed Credit Facility") with Ford Motor Credit Company, General Motors Acceptance Corporation and DaimlerChrysler Services North America LLC (then known as Chrysler Financial Company L.L.C.) with total availability of $550 million. The Committed Credit Facility is used for working capital and acquisition financing. At the date of closing, the Company utilized $330,599 of the Committed Credit Facility to repay certain existing term notes and pay certain fees and expenses of the closing. All borrowings under the Committed Credit Facility bear interest at variable rates based on LIBOR plus a specified percentage depending on the Company's leverage ratio as defined in the Committed Credit Facility.

        The terms of the Committed Credit Facility require the Company to comply with certain financial covenants including a current ratio, a fixed charge coverage ratio and a leverage ratio. As of December 31, 2002, the Company was not in compliance with its fixed charge coverage ratio. The Company has obtained a waiver dated February 5, 2003, from the lenders waiving non-compliance through January 1, 2004. The Company expects to cure the covenant default during the waiver period. The Company also obtained waivers for all cross default provisions of other financings (mortgage facilities). The waiver imposes certain restrictions on the Company, including requiring lender consent for acquisitions and rescission of the lenders' previously issued approval allowing the Company to repurchase its common stock. These restrictions only remain in effect during the waiver period.

        The Company's Committed Credit Facility prohibits the declaration or payment of any dividends or other distributions to shareholders.

        The Company has extended the maturity of the Committed Credit Facility through January 2005.

        On January 17, 2001, and in connection with the Committed Credit Facility, the Company obtained uncommitted floor plan financing lines of credit for new and used vehicles (the "Floor Plan Facilities"). The Company refinanced substantially all of its then existing floor plan debt under the Floor Plan Facilities. The Floor Plan Facilities do not have specified maturities. They bear interest at variable rates based on LIBOR or the prime rate and are provided by Ford Motor Credit Company, DaimlerChrysler Services North American LLC and General Motors Acceptance Corporation, with total availability of $750 million.

Ford Motor Credit Company	$330 million
DaimlerChrysler Services North America LLC	315 million
General Motors Acceptance Corporation	105 million

Total floor plan lines	$750 million

        The Company finances substantially all of its new vehicle inventory and a portion of its used vehicle inventory under the Floor Plan Facilities. The Company is required to make monthly interest payments on the amount financed, but is not required to repay the principal prior to the sale of the vehicle. These floor plan arrangements grant a security interest in the financed vehicles as well as the related sales proceeds. Amounts financed under the Floor Plan Facilities bear interest at variable rates, which are typically tied to LIBOR or the prime rate.

        Each of the above three lenders also provides, at its reasonable discretion, uncommitted floor plan financing for used vehicles. Such used vehicle financing is provided up to a fixed percentage of the value of each financed used vehicle.

        At December 31, 2002 and 2001, the Company held investments in restricted marketable securities (U.S. Treasury Strips), which serve as collateral for a non-interest bearing note payable due to former shareholders of one of the Company's subsidiaries. These marketable securities are classified as held to maturity and accordingly stated at cost which approximates fair market value and mature in 2006. The principal on the non-interest-bearing note is repaid from the proceeds of the maturity of such securities.

        Deferred financing fees aggregated approximately $13,627 and $9,369 as of December 31, 2002 and 2001, net of accumulated amortization of $8,416 and $3,867, respectively, and are included in other assets on the accompanying consolidated balance sheets.

12. FINANCIAL INSTRUMENTS

        In November 2001, the Company entered into three interest rate swap agreements to reduce the effects of changes in interest rates on its floating LIBOR rate long-term debt during 2001. The agreements had a combined total notional principal amount of $300 million, all maturing in November 2003. The aggregate fair value of the swap arrangements at December 31, 2001 was $1,776. For the year ended December 31, 2001, the ineffectiveness reflected in earnings was $120. The measurement of hedge ineffectiveness is based on a comparison of the change in fair value of the actual swap and the change in fair value of a hypothetical swap with terms that identically match the critical terms of the floating rate debt. The ineffectiveness of these swaps is reported in other income in the accompanying consolidated statement of income.

        During the first quarter of 2002, the Company terminated its three interest rate swap agreements and immediately entered into three new interest rate swap agreements for the same combined notional principal amount, with the same maturity date, November 2003. The new swap agreements also required the Company to pay fixed rates with a weighted average of approximately 3% and receive in return amounts calculated at one-month LIBOR. The swap agreements were designated and qualified as cash flow hedges of the Company's forecasted variable interest rate payments and did not contain any ineffectiveness.

        During the second quarter of 2002 in connection with the issuance of the Senior Subordinated Notes, the Company cancelled its three interest rate swap agreements. Upon cancellation of the swaps, the Company realized a $202 loss, net of tax benefit, in other comprehensive income (loss) which will be reclassified to earnings as interest expense, over the original term of related indebtedness, through November 2003.

        Additionally, in December 2000, the Company terminated a swap agreement resulting in a gain of $375 which was deferred and recorded to income in the first quarter of 2001 when the related debt was extinguished.

13. INCOME TAXES

        Effective with its IPO which closed March 19, 2002, the Company converted to a corporation and is now subject to federal, state and local income taxes. Prior to the conversion to a corporation, except for nine subsidiaries which were already corporations, Asbury Automotive Group L.L.C. was comprised primarily of limited liability companies and partnerships (with Asbury Automotive Group L.L.C. as the parent), which were treated as one partnership for tax purposes.

        In connection with the IPO and in accordance with SFAS No. 109 "Accounting for Income Taxes," the Company recorded a one-time, non-recurring charge of $11,553 for deferred taxes upon the exchange of the limited liability company interests in Asbury Automotive Group L.L.C. for the Company's stock. This charge reflects the net deferred tax liability associated with the difference between the financial statement and tax basis of the assets and liabilities of the Company as of the conversion date.

        The components of the Company's income provisions from continuing operations are as follows:

	For the Years Ended December 31,
	2002	2001	2000
Current:
Federal	$19,772	$4,854	$2,768
State	3,761	625	225

Subtotal	23,533	5,479	2,993
Deferred:
Federal	14,181	(443)	511
State	1,501	(56)	66

Subtotal	15,682	(499)	577

Total	$39,215	$4,980	$3,570

        A reconciliation of the statutory federal rate to the effective tax rate from continuing operations is as follows:

	For the Years Ended December 31,
	2002	2001	2000
Provision at the statutory rate	$29,234	$16,948	$13,977
Increase (decrease) resulting from:
State income tax, net	3,923	2,298	1,741
Goodwill amortization	—	204	357
Net deferred tax liability resulting from conversion to a corporation	11,553	—	—
Tax benefit of L.L.C. structure	(5,542)	(14,543)	(12,236)
Other	47	73	(269)

Provision for income taxes	$39,215	$4,980	$3,570

        The tax effects of these temporary differences representing deferred tax assets (liabilities) result principally from the following at:

	December 31,
	2002	2001
Reserves and accruals	$8,848	$(3,943)
Net operating loss and alternative minimum tax credit carryforwards	699	—
Tax goodwill amortization	(18,233)	—
Depreciation	(10,517)	(15)
Other	(946)	(1,288)
Valuation allowance	(699)	—

Net deferred tax liability	$(20,848)	$(5,246)

	December 31,
	2002	2001
Deferred tax assets:
Current	$13,077	$924
Long term	119	242
Deferred tax liabilities:
Current	(4,033)	(4,800)
Long term	(30,011)	(1,612)

Net deferred tax liability	$(20,848)	$(5,246)

        The Company has alternative minimum tax ("AMT") credit carryforwards of $120 and net operating loss ("NOL") carryforwards of $1,381 that are attributable to certain of the Company's "C" corporation subsidiaries and are subject to separate return year limitations. The AMT credit carryforwards have no expiration date. The NOL carryforwards begin to expire in 2021. Pursuant to the Company's accounting policy, a valuation allowance was recorded on these carryforwards.

14. EARNINGS PER SHARE

        Basic earnings per share is computed by dividing net income by the weighted-average common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted-average common shares and common share equivalents outstanding during the period.

        The following table sets forth the computation of basic and diluted earnings per share:

Year Ended December 31, 2002
Net income applicable to common shares:
Continuing operations	$44,310
Discontinued operations	(6,225)

$38,085

Earnings per share:
Basic—
Continuing operations	$1.34
Discontinued operations	(.19)

$1.15

Diluted—
Continuing operations	$1.34
Discontinued operations(1)	(.19)

$1.15

Year Ended December 31, 2002
Common shares and common share equivalents (in thousands):
Weighted-average shares outstanding	33,065

Basic shares	33,065
Shares issuable with respect to additional common share equivalents (stock options)	8

Diluted equivalent shares	33,073

(1)
The common share equivalents were excluded from the calculation of diluted earnings per share from discontinued operations due to their anti-dilutive effect.

15. RELATED-PARTY TRANSACTIONS

        Certain of the Company's directors, shareholders and their affiliates, and platform management, have engaged in transactions with us. These transactions primarily relate to long-term operating leases of facilities (see Note 16).

        For the years ended December 31, 2002, 2001 and 2000, $979, $1,494 and $224 was paid to an advertising entity in which one of our directors had a substantial interest.

        During 2002, the Company paid $269 in legal fees to a law firm in which one of our directors was Of Counsel.

        In April 2002, the Company acquired land from one of its directors for $2,000 for the purpose of expanding the operations of one of its dealerships.

        In August 2002, the Company acquired land from one of its directors for $1,700, for the purpose of constructing a new body shop facility.

        The Company believes that these transactions involved terms comparable to terms that would be obtained from unaffiliated third parties.

16. OPERATING LEASES

        The Company leases various facilities and equipment under long-term operating lease agreements, including leases with its shareholders/employees or entities controlled by the Company's shareholders/employees. In instances where the Company entered into leases in which the rent escalates over time the Company has straight-lined the rent expense over the life of the lease. Rent expense from continuing operations amounted to $27,749, $24,682 and $21,614 for the three years ended December 31, 2002, 2001 and 2000. Of these amounts, $13,812, $12,175 and $14,103, respectively, were paid to entities controlled by its shareholder members.

        Future minimum payments under long-term, non-cancelable operating leases as of December 31, 2002, are as follows:

	Related Parties	Third Parties	Total
2003	$14,966	$15,702	$30,668
2004	14,705	13,958	28,663
2005	14,703	12,687	27,390
2006	14,479	11,625	26,104
2007	14,499	11,008	25,507
Thereafter	33,228	66,132	99,360

Total	$106,580	$131,112	$237,692

        The Company has an option to acquire certain properties from one of its directors. The purchase option, initially based on the aggregate appraised value, adjusts each year for movements in the Consumer Price Index. The purchase option of $50,396 can only be exercised in total.

17. COMMITMENTS AND CONTINGENCIES

        A significant portion of the Company's vehicle business involves the sale of vehicles, parts or vehicles composed of parts that are manufactured outside the United States. As a result, the Company's operations are subject to customary risks of importing merchandise, including fluctuations in the relative values of currencies, import duties, exchange controls, trade restrictions, work stoppages and general political and socio-economic conditions in foreign countries. The United States or the countries from which the Company's products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adjust presently prevailing quotas, duties or tariffs, which may affect our operations and our ability to purchase imported vehicles and/ or parts at reasonable prices.

        Manufacturers may direct the Company to implement costly capital improvements to dealerships as a condition for renewing the Company's franchise agreements with them. Manufacturers also typically require that their franchises meet specific standards of appearance. These factors, either alone or in combination, could cause the Company to divert its financial resources to capital projects from uses that management believes may be of higher long-term value to the Company, such as acquisitions.

        Substantially all of the Company's facilities are subject to federal, state and local provisions regarding the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net earnings, financial condition, liquidity or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with applicable federal, state and local requirements.

        The Company is involved in legal proceedings and claims, which arise in the ordinary course of its business and with respect to certain of these claims, the sellers have indemnified the Company. In the opinion of management of the Company, the amount of ultimate liability with respect to these actions will not materially affect the financial condition, liquidity or the results of operations of the Company.

        The dealerships operated by the Company hold franchise agreements with a number of vehicle manufacturers. In accordance with the individual franchise agreements, each dealership is subject to certain rights and restrictions typical of the industry. The ability of the manufacturers to influence the operations of the dealerships or the loss of a franchise agreement could have a negative impact on the Company's operating results.

        The Company has guaranteed three loans made by financial institutions either directly to management or to non-consolidated entities controlled by management which totaled approximately $6,140 at December 31, 2002. Two of these guarantees, made on behalf of two platform executives, were made in conjunction with those executives acquiring equity in the Company. The primary obligors of these notes are the platform executives. The guarantees were made in November 1998. In each of these cases the Company believed that it was important for each of the individuals to have equity at risk. The Company recorded a liability of $2,000 as of December 31, 2002 to reflect its estimate of the probable liability under these guarantees, and $604 was charged to operations in 2002, net of anticipated collateral recoveries. The third guarantee is made by a corporation acquired by the Company in October 1998 and guarantees an industrial revenue bond. Under the terms of the industrial revenue bond, the Company could not remove itself as a guarantor. The primary obligor of the note is a non-dealership business entity and that entity's partners as individuals.

18. EQUITY BASED ARRANGEMENTS

        In connection with the IPO on March 14, 2002, all membership interests in the equity of the limited liability company were exchanged for 1,072,738 options to purchase common stock in Asbury Automotive Group, Inc. As a result, the Company has established two fixed stock option plans under which it may grant non-qualified stock options to its officers and employees at prices granted at fair market value on the date of the grant. For all the plans, the stock options become exercisable over a three-year vesting period and expire ten years after the grant date. As of December 31, 2002, the combined plans have 2,572,738 authorized stock options of which 2,112,421 were outstanding.

        The following table summarizes the Company's outstanding member interest stock options:

Membership Interest Percentage
Options outstanding January 1, 2000	.029%
Granted	.004
Canceled	(.029)

Options outstanding December 31, 2000	.004%
Granted	.039
Canceled	(.002)

Options outstanding December 31, 2001	.041%
Granted	.007

Options outstanding March 13, 2002	.048%

        On March 14, 2002 in connection with the Company's IPO, member interest options outstanding were converted to stock options to purchase shares of the Company's common stock.

	Stock Options	Weighted Average Exercise Price
Options outstanding March 14, 2002	1,072,738	$16.56
Granted	1,072,439	$16.05
Canceled	(32,756)	$16.12

Options outstanding December 31, 2002	2,112,421	$16.31

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contract Life Years	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$8.75 - $14.75	402,738	8.4	$12.85	145,618	$13.39
$16.50 - $17.93	1,709,683	9.1	$17.12	328,660	$17.57

	2,112,421			474,278

        The Company applies APB 25 and the related interpretations in accounting for its stock option plans. Accordingly, the Company is required to provide the expanded disclosures required under SFAS No. 148 for stock-based compensation granted, including disclosure of pro forma net earnings and earnings per share had compensation expense relating to the grants been measured under the fair value recognition provisions of SFAS No. 123 (See Note 2). The weighted average fair values at date of grant for options granted during 2002, 2001 and 2000 were $8.17, $9.00 and $6.86, respectively, and were estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:

	2002	2001	2000
Expected life of option	5 years	5 years	5 years
Risk-free interest rate	4.7%	4.15%	6.4%
Expected volatility	55%	54%	55%
Expected dividend yield	0%	0%	0%

19. DISCONTINUED OPERATIONS:

        During 2002, the Company classified as discontinued operations six dealerships; four of which were divested during the year and two were held for sale as of December 31, 2002. In addition, assets held for sale as of December 31, 2002, included real estate with a book value of $8.3 million that the Company intended to sell under a future sale/leaseback transaction. During the nine months ended September 30, 2003, the Company classified as discontinued operations eight full-service dealership locations (nine franchises), 10 used-only dealership locations and one ancillary business. Five full service dealerships were divested during the nine months ended September 30, 2003 and three dealerships were held for sale as of September 30, 2003. As of September 30, 2003, all of the 10 used-only dealership locations and the ancillary business had been closed. The Consolidated Statements of Income for the years ended December 30, 2002, 2001 and 2000 have been reclassified to reflect the company's discontinued operations through September 30, 2003, as if the Company had classified those discontinued operations during the respective fiscal years.

        A summary of statement of income information relating to the discontinued operations is as follows:

	For the Year Ended December 31,
	2002	2001	2000
Revenues	$123,042	$171,779	$205,904
Cost of sales	106,714	145,253	177,447

Gross profit	16,328	26,526	28,457
Operating expenses	24,067	21,294	21,270

Income (loss) from operations	(7,739)	5,232	7,187
Other, net	200	(1,818)	(3,095)

Net income (loss)	(7,539)	3,414	4,092
Loss on disposition of discontinued operations	(1,490)	—	—

Income (loss) before income taxes	(9,029)	3,414	4,092
Related tax benefit	2,804	—	—

Income (loss) from discontinued operations, net of tax	$(6,225)	$3,414	$4,092

        The following is a summary of net assets held for sale as of December 31, 2002:

Assets:
Inventory	$12,952
Property and equipment	16,867
Other	40

Total assets	29,859
Liabilities:
Floor plan notes payable	11,828
Other	125

Total liabilities	11,953

Net assets	$17,906

20. RETIREMENT PLANS

        Prior to 2001, the Company and several of the subsidiaries had existing 401(k) salary deferral/savings plans for the benefit of substantially all of its employees. In 2001, the Company consolidated all of its existing 401(k) salary deferral/savings plans into one plan (the "Plan") with the exception of one platform's plan. Employees are eligible to participate in the Plan after one year of service. Employees electing to participate in the Plan may contribute up to 20% of their annual compensation limited to the maximum amount that can be deducted for income tax purposes each year. The Company matches 50% of each employee's contributions up to 4%, with a maximum match of 2% of an employee's salary. Participants vest evenly over three years after entering the Plan. Expenses from continuing operations related to subsidiary matching totaled $2,530, $2,459 and $1,830 for the years ended December 31, 2002, 2001 and 2000, respectively.

21. CONDENSED QUARTERLY REVENUES AND EARNINGS (UNAUDITED):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Year Ended December 31, 2002
Revenues(1)	$1,042,864	$1,122,695	$1,190,602	$1,060,740

Gross profit(1)	$167,847	$177,532	$184,466	$168,043

Net income	$5,162	$12,780	$14,644	$5,499

Income per common share:
Basic(2)	$.17	$.38	$.43	$.16

Diluted(2)	$.17	$.37	$.43	$.16

Year Ended December 31, 2001
Revenues(1)	$966,840	$1,039,842	$1,064,976	$1,081,384

Gross profit(1)	$150,621	$159,227	$168,043	$168,040

Net income	$6,676	$10,993	$16,188	$10,327

(1)
For the first three quarters of 2002 and 2001, both revenues and gross profit were different from the comparable amounts previously reported in the filed Form 10-Q. The differences resulted from reporting units of the Company, which were deemed discontinued operations subsequent to the filing of the respective Form 10-Q (see Note 19).

(2)
The sum of income per common share for the four quarters does not equal total income per common share due to changes in the average number of shares outstanding during the respective periods.

22. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        In connection with possible future financings, certain of the Company's subsidiaries may not guarantee the related obligations. The following tables set forth, on a condensed consolidating basis, the statements of income, balance sheets and statements of cash flows for the Company, for the Company's guarantor subsidiaries and for the Company's non-guarantor subsidiaries for all financial statement periods presented in the Company's Consolidated Financial Statements.

Condensed Consolidating Statement of Income
For the Year Ended December 31, 2002

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$3,822,803	$609,200	$(15,102)	$4,416,901
Cost of sales	—	3,207,955	526,160	(15,102)	3,719,013

Gross profit	—	614,848	83,040	—	697,888
Operating expenses:
Selling, general and administrative	—	476,759	62,782	—	539,541
Depreciation and amortization	—	17,419	1,717	—	19,136

Income from operations	—	120,670	18,541	—	139,211
Other income (expense):
Floor plan interest expense	—	(16,470)	(1,390)	—	(17,860)
Other interest expense	—	(35,919)	(2,504)	—	(38,423)
Other income (expense)	—	550	47	—	597
Equity in earnings of subsidiaries	38,085	7,913	—	(45,998)	—

Total other expense, net	38,085	(43,926)	(3,847)	(45,998)	(55,686)

Income from continuing operations before income taxes and minority interest	38,085	76,744	14,694	(45,998)	83,525
Income tax expense	—	23,465	4,197	—	27,662
Tax adjustment upon conversion from an LLC to a corporation	—	8,969	2,584	—	11,553

Net income from continuing operations	38,085	44,310	7,913	(45,998)	44,310
Loss from discontinued operations	—	(6,225)	—	—	(6,225)

Net income	38,085	38,085	7,913	(45,998)	38,085
Pro forma income tax expense (benefit) (net of effect on minority interest):
Income tax expense	—	3,648	1,651	—	5,299
Tax adjustment upon conversion from an L.L.C. to a corporation	—	(8,969)	(2,584)	—	(11,553)

Tax affected pro forma net income	$38,085	$43,406	$8,846	$(45,998)	$44,339

Condensed Consolidating Statement of Income
For the Year Ended December 31, 2001

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$3,563,838	$602,550	$(13,346)	$4,153,042
Cost of sales	—	2,998,977	521,480	(13,346)	3,507,111

Gross profit	—	564,861	81,070	—	645,931
Operating expenses:
Selling, general and administrative	—	440,714	59,303	—	500,017
Depreciation and amortization	—	23,385	4,336	—	27,721

Income from operations	—	100,762	17,431	—	118,193
Other income (expense):
Floor plan interest expense	—	(23,300)	(2,765)	—	(26,065)
Other interest expense	—	(41,285)	(3,196)	—	(44,481)
Other income (expense)	—	(711)	54	—	(657)
Equity in earnings of subsidiaries	44,184	11,524	—	(55,708)	—

Total other expense, net	44,184	(53,772)	(5,907)	(55,708)	(71,203)

Income from continuing operations before income taxes and minority interest	44,184	46,990	11,524	(55,708)	46,990
Income tax expense	—	4,980	—	—	4,980
Minority interest in subsidiary earnings	—	1,240	—	—	1,240

Net income from continuing operations	44,184	40,770	11,524	(55,708)	40,770
Income from discontinued operations	—	3,414	—	—	3,414

Net income	$44,184	$44,184	$11,524	$(55,708)	$44,184

Condensed Consolidating Statement of Income
For the Year Ended December 31, 2000

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$3,299,190	$540,681	$(12,525)	$3,827,346
Cost of sales	—	2,799,968	468,680	(12,525)	3,256,123

Gross profit	—	499,222	72,001	—	571,223
Operating expenses:
Selling, general and administrative	—	379,943	52,001	—	431,944
Depreciation and amortization	—	18,976	3,636	—	22,612

Income from operations	—	100,303	16,364	—	116,667
Other income (expense):
Floor plan interest expense	—	(31,150)	(3,402)	—	(34,552)
Other interest expense	—	(40,777)	(423)	—	(41,200)
Other income (expense)	—	(661)	(321)	—	(982)
Equity in earnings of subsidiaries	30,715	10,504	—	(41,219)	—

Total other expense, net	30,715	(62,084)	(4,146)	(41,219)	(76,734)

Income from continuing operations before income taxes and minority interest	30,715	38,219	12,218	(41,219)	39,933
Income tax expense	—	3,570	—	—	3,570
Minority interest in subsidiary earnings	—	8,026	1,714	—	9,740

Net income from continuing operations	30,715	26,623	10,504	(41,219)	26,623
Income from discontinued operations	—	4,092	—	—	4,092

Net income	$30,715	$30,715	$10,504	$(41,219)	$30,715

Condensed Consolidating Balance Sheet
December 31, 2002

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$18,779	$3,834	$—	$22,613
Inventories	—	541,728	50,111	—	591,839
Other current assets	—	195,596	39,541	—	235,137

Total current assets	—	756,103	93,486	—	849,589
Property and equipment, net	—	252,338	4,967	—	257,305
Goodwill	—	340,821	61,312	—	402,133
Other assets	—	62,895	3,863	—	66,758
Investment In subsidiaries	426,951	58,911	—	(485,862)	—
Assets held for sale	—	29,859	—	—	29,859

Total assets	$426,951	$1,500,927	$163,628	$(485,862)	$1,605,644

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Floor plan notes payable	$—	$484,134	$44,457	$—	$528,591
Other current liabilities	—	99,205	54,652	—	153,857

Total current liabilities	—	583,339	99,109	—	682,448
Long-term debt	—	438,523	217	—	438,740
Other liabilities	—	40,161	5,391	—	45,552
Liabilities associated with assets held for sale	—	11,953	—	—	11,953
Shareholders' equity	426,951	426,951	58,911	(485,862)	426,951

Total liabilities and shareholders' equity	$426,951	$1,500,927	$163,628	$(485,862)	$1,605,644

Condensed Consolidating Balance Sheet
December 31, 2001

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$50,295	$10,211	$—	$60,506
Inventories	—	459,756	36,298	—	496,054
Other current assets	—	173,228	27,826	—	201,054

Total current assets	—	683,279	74,335	—	757,614
Property and equipment, net	—	250,674	5,728	—	256,402
Goodwill	—	332,394	60,462	—	392,856
Other Assets	—	57,973	168	—	58,141
Investment In subsidiaries	347,907	71,650	—	(419,557)	—

Total assets	$347,907	$1,395,970	$140,693	$(419,557)	$1,465,013

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
Floor plan notes payable	$—	$414,429	$36,946	$—	451,375
Other current liabilities	—	128,544	30,078	—	158,622

Total current liabilities	—	542,973	67,024	—	609,997
Long-term debt	—	492,304	244	—	492,548
Other liabilities	—	12,786	1,775	—	14,561
Members' equity	347,907	347,907	71,650	(419,557)	347,907

Total liabilities and members' equity	$347,907	$1,395,970	$140,693	$(419,557)	$1,465,013

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2002

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Cash flow from operating activities	$—	$72,620	$(4,614)	$—	$68,006

Cash flow from investing activites:
Capital expenditures	—	(56,660)	(817)	—	(57,477)
Acquisitons	—	(20,459)	—	—	(20,459)
Other investing activities	—	6,577	—	—	6,577

Net cash used in investing activities	—	(70,542)	(817)		(71,359)

Cash flow from financing activities:
Distributions to members	—	(11,580)	—	—	(11,580)
Proceeds from (payments related to) initial public offering, net	—	65,415	—	—	65,415
Repayments of debt	—	(391,901)	(4,276)	—	(396,177)
Proceeds from borrowings	—	317,778	3,330	—	321,108
Payment of debt issuance costs	—	(8,742)	—	—	(8,742)
Purchase of treasury stock	—	(5,364)	—	—	(5,364)
Other financing activities	—	800	—	—	800

Net cash used in financing activities	—	(33,594)	(946)	—	(34,540)

Net decrease in cash and cash equivalents	—	(31,516)	(6,377)	—	(37,893)
Cash and cash equivalents, beginning of period	—	50,295	10,211	—	60,506

Cash and cash equivalents, end of period	$—	$18,779	$3,834	$—	$22,613

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2001

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Cash flow from operating activities	$—	$91,780	$4,745	$—	$96,525

Cash flow from investing activites:
Capital expenditures	—	(48,369)	(1,663)	—	(50,032)
Acquisitons	—	(50,150)	—	—	(50,150)
Other investing activities	—	1,889	—	—	1,889

Net cash used in investing activities	—	(96,630)	(1,663)	—	(98,293)

Cash flow from financing activities:
Distributions to members	—	(22,606)	—	—	(22,606)
Repurchase of members' equity	—	(3,710)	—	—	(3,710)
Proceeds from (payments related to) initial public offering, net	—	(2,437)	—	—	(2,437)
Repayments of debt	—	(340,941)	(2,460)	—	(343,401)
Proceeds from borrowings	—	396,194	3,523	—	399,717
Payment of debt issuance costs	—	(12,530)	—	—	(12,530)

Net cash provided by financing activities	—	13,970	1,063	—	15,033

Net increase in cash and cash equivalents	—	9,120	4,145	—	13,265
Cash and cash equivalents, beginning of period	—	41,175	6,066	—	47,241

Cash and cash equivalents, end of period	$—	$50,295	$10,211	$—	$60,506

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2000

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Cash flow from operating activities	$—	$60,270	$2,742	$—	$63,012

Cash flow from investing activites:
Capital expenditures	—	(32,932)	(3,130)	—	(36,062)
Acquisitons	—	(183,840)	—	—	(183,840)
Other investing activities	—	6,997	—	—	6,997

Net cash used in investing activities	—	(209,775)	(3,130)	—	(212,905)

Cash flow from financing activities:
Distributions to members	—	(13,364)	—	—	(13,364)
Contributions from members	—	20,650	—	—	20,650
Repayments of debt	—	(11,969)	(2,628)	—	(14,597)
Proceeds from borrowings	—	156,046	3,365	—	159,411
Other financing activities	—	212	—	—	212

Net cash provided by financing activities	—	151,575	737	—	152,312

Net increase in cash and cash equivalents	—	2,070	349	—	2,419
Cash and cash equivalents, beginning of period	—	39,105	5,717	—	44,822

Cash and cash equivalents, ending of period	$—	$41,175	$6,066	$—	$47,241

Item 7. Financial Statements and Exhibits.

  (a)
  Exhibit

Exhibit No.	Description

23.1	Consent of Deloitte & Touche LLP

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.
Date: December 12, 2003	By:	/s/ KENNETH B. GILMAN Name: Kenneth B. Gilman Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of Deloitte & Touche LLP

QuickLinks

  Item 5. Other Events and Regulation FD Disclosure.
ASBURY AUTOMOTIVE GROUP, INC. CONSOLIDATED BALANCE SHEETS (dollars in thousands except for share data)
ASBURY AUTOMOTIVE GROUP, INC. CONSOLIDATED STATEMENTS OF INCOME (dollars in thousands except per share data)
ASBURY AUTOMOTIVE GROUP, INC. CONSOLIDATED STATEMENTS OF SHAREHOLDERS'/MEMBERS' EQUITY (dollars in thousands)
ASBURY AUTOMOTIVE GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)
ASBURY AUTOMOTIVE GROUP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2002, 2001 and 2000 (dollars in thousands except per share data)
Condensed Consolidating Statement of Income For the Year Ended December 31, 2002
Condensed Consolidating Statement of Income For the Year Ended December 31, 2001
Condensed Consolidating Statement of Income For the Year Ended December 31, 2000
Condensed Consolidating Balance Sheet December 31, 2002
Condensed Consolidating Balance Sheet December 31, 2001
Condensed Consolidating Statement of Cash Flows For the Year Ended December 31, 2002
Condensed Consolidating Statement of Cash Flows For the Year Ended December 31, 2001
Condensed Consolidating Statement of Cash Flows For the Year Ended December 31, 2000
  Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX